                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SULCUS COMPUTER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to  which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

/X/  No fee required

November 25, 1996

Dear Shareholder:

           The Annual Meeting of the Shareholders of our Company will be held at 10:00 a.m. on December 20, 1996, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida. The enclosed notice of the meeting, Proxy Statement and Annual Report contain detailed information about the business to be transacted at the meeting.

           The Board of Directors has nominated six of the present Directors whose term of office expires this year to continue to serve as Directors. You are also being asked to ratify the selection of Crowe, Chizek and Company as the Company's independent auditors for 1996.

           On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card at your earliest convenience so that your shares will be represented at the meeting. If you choose to attend the meeting, you may revoke your proxy and cast your votes in person.

Sincerely,

Margaret Santone
Corporate Secretary

                          SULCUS COMPUTER CORPORATION
                              41 North Main Street
                         Greensburg, Pennsylvania 15601

     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 20, 1996

TO THE SHAREHOLDERS OF SULCUS COMPUTER CORPORATION:

           The Annual Meeting of the Shareholders of Sulcus Computer Corporation (the "Company") will be held at 10:00 a.m. on Friday, December 20, 1996, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach Florida, for the following purposes:

1.         To elect six Directors to serve for a term of one year.

2. To ratify the selection by the Board of Directors of Crowe, Chizek and Company as the Company's independent auditors for the year ending December 31, 1996.

3 . To act upon such other business as may properly come before the meeting or any adjournments thereof.

           The close of business on November 20, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors
Greensburg, Pennsylvania
November 25, 1996
Margaret Santone
Corporate Secretary

                             YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

                          SULCUS COMPUTER CORPORATION
                              41 NORTH MAIN STREET
                         GREENSBURG, PENNSYLVANIA 15601

                                PROXY STATEMENT

PROXIES, SOLICITATION AND VOTING

           This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form to be used at the Annual Meeting of Shareholders on December 20, 1996. Properly executed and dated proxies received will be voted in accordance with instructions thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the election of the nominees for Directors designated below and for approval of the appointment of the auditors of Sulcus. This proxy soliciting material is being mailed to shareholders on or about November 25, 1996.

           A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The revocation will not be effective until written notice thereof is given to the Secretary of the Company.

           The election of Directors requires a plurality of votes cast and the approval of the appointment of Crowe, Chizek and Company as the Company's auditors requires the affirmative vote of a majority of votes cast, at a meeting at which the holders of a majority of the outstanding Common Stock are present in person or by proxy. Abstentions and broker non-votes will be included in determining the number of shares present at the Annual Meeting of Shareholders but will not be included in determining the number of votes cast and as a result will not be considered in determining the outcome of the vote.

           The cost of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

           As of the record date, November 20, 1996, the Company had outstanding and entitled to vote 15,702,155 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be voted on at the meeting. When voting for the election of Directors, no shareholder is entitled to vote his or her shares cumulatively.

                     ELECTION OF DIRECTORS [PROPOSAL NO. 1]

           The persons named in the accompanying proxy will vote for the election of the nominees named below as Directors, unless otherwise directed by the shareholders giving proxies. All of the nominees are now Directors and all have consented to be named and to serve if elected. The Company's By-laws provide that the Board shall fix the number of directors (up to seven in number). The Board has fixed the number of directors at seven, but has not nominated a full slate of directors for election. One directorship will remain vacant. The Board retains the power to fill this vacancy. If, for any reason, a nominee should be unable to serve as Director at the time of the meeting, a contingency which is not expected to occur, the persons designated herein as proxies may not vote for the election of any other person not named herein as a nominee for election to the Board of Directors. The election of the nominees to the Board of Directors will be determined based on a plurality of votes cast provided the holders of a majority of all shares of the Company's Common Stock entitled to notice of and to vote at the meeting are present by proxy or in person.

                             NOMINEES FOR DIRECTORS

Name                         Age                          Position
Jeffrey S. Ratner            53                  Director and Chairman of the Board
Robert D. Gries              67                  Director (1)
Herbert G. Ratner            88                  Director
John W. Ryba                 52                  Director, General Counsel and Vice President, Administration
David H. Adler               51                  Director (1)
Leon D. Harris               58                  Director
-----------------

(1) Member of Audit Committee.

           Each Director is elected for a period of one year at the Company's Annual Meeting of Shareholders and serves until his successor is duly elected by the shareholders. Officers are appointed and serve at the will of the Board of Directors subject in certain cases to the terms of employment agreements. Herbert G. Ratner is the father of Jeffrey S. Ratner.

           JEFFREY S. RATNER is a co-founder of the Company and has served as Chief Executive Officer and Chairman of the Board of Directors since the Company's inception in 1979. In September 1995, Mr. Ratner vacated the Chief Executive Officer position. Since 1975, Mr. Ratner has owned Ratner Real Estate and Ratner Development Corporation and is the Chief Executive Officer and Chairman of the Board of both companies. In 1992, he became Chief Executive Officer and Chairman of the Board of City Rentals, Inc., and is its sole shareholder. These companies purchase, develop, lease and manage commercial and residential real estate. Mr. Ratner does not devote substantial time to these companies. On May 2, 1996, Mr. Ratner entered into an agreement with the Securities and Exchange Commission, without admitting or denying any wrongdoing, which provides that he would not in the future violate certain sections of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. The agreement imposes no fines or other penalties.

           ROBERT D. GRIES has been a Director of the Company since 1983. From 1964 through the present, Mr. Gries has been President of the Gries Companies and has been engaged in venture capital financing. From 1966 to 1995 he was Vice President, director and a major shareholder of the Cleveland Browns Football Company, Inc., a professional National Football League team.

           HERBERT G. RATNER was elected as a Director of the Company in October 1988. Until he retired in 1992, Mr. Ratner was the Chairman of the Board and principal shareholder of City Industries, Inc., City Rentals, Inc., Supermarket Realty, Inc. and Key Motors, Inc., since founding these companies in 1965. He is also a member of the Board of Directors of Holy Cross Hospital in Florida.

           JOHN W. RYBA joined the Company in September 1987 as its General Counsel and is presently its General Counsel and Vice President, Administration. Mr. Ryba was elected a Director in May 1989. Mr. Ryba was engaged in the private practice of law in Pittsburgh, Pennsylvania from 1984 until joining the Company. His firm represented computer software and hardware companies.

           DAVID H. ADLER was appointed a Director of the Company in August 1993. Mr. Adler has been Chief Executive Officer and majority shareholder of a group of privately-owned companies since 1985, including the Adler Financial Group, David H. Adler Real Estate Enterprises and PEBECO (Pennsylvania Bedding Incorporated) of Scranton, Pennsylvania, a manufacturer of King Koil and other private labelled mattresses and sleep products.

           LEON D. HARRIS was appointed a Director of the Company on November 13, 1996. Since August 1993, he has been President of Physalia Corporation, a consulting group functioning in the computer systems/technology market. Prior to Physalia, from 1985 to 1993, he was President/CEO of Olivetti USA ("Olivetti"), the American subsidiary of the Italian office equipment/systems company. Prior to Olivetti, he held the positions of President/CEO of Olympia USA (a division of AEG Corporation of Germany) and President of Commodore Computer Corporation.

           Jeffrey S. Ratner is the son of Herbert G. Ratner. There are no other family relationships among officers and Directors nor, except as hereinafter described, are there any arrangements or understandings between any Director or another person pursuant to which he has been elected as or nominated for election as a Director, except as may be described in this Proxy Statement.

BOARD OF DIRECTOR AND COMMITTEE MEETINGS

           The Board of Directors of the Company met five times during the year ended December 31, 1995. The Board of Directors also has an Audit Committee which reviews financial and audit issues, the scope and plan of the annual audit, reviews the audit results and reports thereon, and makes recommendations regarding the Company's independent auditors and the Company's internal accounting practices and policies. The Company's Audit Committee sits for a term of one year. The Audit Committee, composed of Directors who are not officers or employees of the Company ("Outside Directors"), is formed each year following the annual meeting. David H. Adler and Robert D. Gries currently serve on the Audit Committee. The Audit Committee met twice during 1995. The Company does not currently have a Nominating Committee or a Compensation Committee. Each of the Directors, with the exception of Mr. Harris who was appointed to the Board on November 13, 1996, attended at least 75% of the aggregate number of Board and Committee meetings of which he was a member during 1995.

COMPENSATION OF DIRECTORS

           Outside Directors are reimbursed for their direct expenses incurred in attending a meeting. In addition, pursuant to the Company's Amended and Restated 1991 Stock Option Plan for Directors (the "Directors Plan"), the Company has reserved 1,000,000 shares of its Common Stock to Directors (including Directors who are officers or employees) of the Company or any of its subsidiaries. A committee is charged with authority to administer the Directors Plan, to award options, determine the option exercise price (at a price not less than the fair market value of the Common Stock when granted) and fix the vesting schedule and other terms thereof. Jeffrey S. Ratner and John W. Ryba serve on this committee. During 1995, no options were awarded under the Directors Plan.

                               EXECUTIVE OFFICERS

           Information concerning the current executive officers of the Company is furnished in the Company's Annual Report on Form 10-K.

                             EXECUTIVE COMPENSATION

           The following tables reflect the compensation paid by the Company during 1995, 1994 and 1993 for services in all capacities to the Company by the Chairman and each of the other five most highly compensated executive officers of the Company at December 31, 1995 (collectively, the "Named Officers"). More specific information regarding compensation is provided in the notes accompanying the tables.

                           SUMMARY COMPENSATION TABLE
                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                      ANNUAL COMPENSATION
                                                                                        OPTIONS/
                                                    SALARY            BONUS               SARS
NAME AND POSITION                YEAR                 ($)              ($)                 (#)
-------------------------------------------------------------------------------------------------------------------
Jeffrey S. Ratner                1995               350,000            ----                 ----
Chairman                         1994               313,500            ----                 ----
                                 1993               325,600            ----                 ----

Joel B. Nagelmann                1995               135,600          33,107              215,579
President                        1994                  ----            ----                 ----
                                 1993                  ----            ----                 ----

H. Richard Howie                 1995               120,000            ----                 ----
Chief Financial                  1994                55,000            ----               30,000
Officer                          1993                  ----            ----                 ----

Frank Morrisroe(1)               1995               146,000            ----                 ----
President of                     1994               146,000            ----               50,000
Sulcus Hospitality               1993               110,000            ----                 ----
Group

William F. McLay                 1995               120,000            ----               20,000
Managing                         1994                75,000            ----               60,000
Director                         1993                24,500            ----                 ----

Gary Campbell(2)                 1995               120,000           7,200                 ----
V.P. of Sulcus                   1994               120,000            ----               40,000
Hospitality Group                1993                  ----            ----                 ----

---------------------------

(1)        Mr. Morrisroe joined Sulcus in February 1991 and resigned in January
           1996.
(2)        Mr. Campbell joined Sulcus in November 1993 and resigned in August
           1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table summarizes the aggregate amount of shares subject to stock options granted for the period January 1, 1995 through December 31, 1995 to the Chairman and each of the Named Officers. No gain on these options will be realized by the Named Officers without an increase in the price of Company Common Stock from the date of grant, which will benefit all shareholders proportionately.


                     OPTION/SAR GRANTS IN FISCAL YEAR 1995
                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                                                                                            STOCK PRICE
                                                                                                         APPRECIATION FOR
                                      INDIVIDUAL GRANTS                                                    OPTION TERM(1)
--------------------------------------------------------------------------------------------------   -------------------------
                                  NUMBER OF       % OF TOTAL
                                 SECURITIES      OPTIONS/SARS
                                 UNDERLYING       GRANTED TO        EXERCISE
NAME                             OPTION/SARS      EMPLOYEES      OR BASE PRICE    EXPIRATION
                                GRANTED (#)1    IN FISCAL YEAR       ($/SH)          DATE             5% ($)         10% ($)
--------------------------------------------------------------------------------------------------   -------------------------
Jeffrey S. Ratner                        0              0%           ----             ----              ----           ----

Joel B. Nagelmann                  215,579             61%           2.50         01/01/01           148,901         329,033

H. Richard Howie                         0              0%           ----             ----              ----            ----

Frank Morrisroe(2)                       0              0%           ----             ----              ----            ----

Gary Campbell(3)                         0              0%           ----             ----              ----            ----

William F. McLay                    20,000              6%           2.00         01/01/01            11,051          24,420


(1) The calculation of potential realizable values are based on theoretical and arbitrary rates of appreciation in the price of Company Common Stock from the date of grant of five and 10 percent, which terms are mandated by the rules of the United States Securities and Exchange Commission and may or may not accurately reflect or predict the actual values of the stock options.

(2) Mr. Morrisroe joined Sulcus in February 1991 and resigned in January 1996. He exercised options for 60,000 shares in 1995. All unexercised options have expired and terminated.

(3) Mr. Campbell joined Sulcus in November 1993 and resigned in August 1996. He has not exercised any options.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1995
                     AND FISCAL YEAR-END OPTION/SAR VALUES
                                                                                    NUMBER OF
                                                                                    SECURITIES               VALUE OF
                                                                                    UNDERLYING             UNEXERCISED
                                                                                   UNEXERCISED             IN-THE-MONEY
                                                                                 OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                                FISCAL YEAR END (#)    FISCAL YEAR END ($)
    NAME                              SHARES ACQUIRED    VALUE REALIZED            EXERCISABLE/             EXERCISABLE/
                                      ON EXERCISE (#)    ($)                       UNEXERCISABLE(1)        UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------
Jeffrey S. Ratner                              0                   0                   200,000/0                 $0/$0
Joel B. Nagelmann                              0                   0              87,789/127,790                 $0/$0
H. Richard Howie                               0                   0                6,000/24,000                 $0/$0
Frank Morrisroe(2)                        60,000             $45,000               20,000/30,000                 $0/$0
Gary Campbell(3)                               0                   0               16,000/24,000                 $0/$0
William F. MClay                               0                   0               28,000/52,000           $500/$2,000
--------------------------

(1) The value of unexercised, in-the-money options is the difference between the exercise price and the fair market value of company common stock at December 31, 1995, which was $2.125.

(2)  Mr. Morrisroe joined Sulcus in February 1991 and resigned in January 1996.

(3)  Mr. Campbell joined Sulcus in November 1993 and resigned in August 1996.


EMPLOYMENT ARRANGEMENTS

         The Company entered into an Employment Agreement with Mr. Ratner in August 1994, which was amended April 27, 1995 and August 28, 1995. Mr. Ratner's Agreement provides, among other things, that if Mr. Ratner voluntarily terminates his employment, is terminated without cause or after a change in control of the Company, or is not renominated or re-elected a Director of the Company, Mr. Ratner will receive twice his then-existing salary plus all benefits and all stock options for thirty-six (36) months. If he is terminated for cause as defined in the Agreement, Mr. Ratner receives the same salary and benefits for thirty-six (36) months as he would receive if otherwise terminated as described above, except for stock options. Upon termination, Mr. Ratner has the option to take his salary in a lump-sum payment. Mr. Ratner's Agreement provides for an annual salary of $345,000, subject to annual increases at the discretion of the Board of Directors.

         H. Richard Howie joined the Company in July 1994 as Chief Financial Officer pursuant to an employment agreement providing for an annual salary of $120,000. Mr. Howie was granted an option to purchase 30,000 shares of Company Common Stock at a price of $3.375 per share. These options were canceled and new options for 36,000 shares were granted on March 25, 1996 at a price of $2.4375, of which 20 percent were immediately exercisable with the rest vesting over four years at 20 percent per year beginning in March 1997. This employment agreement can be terminated by the Company or Mr. Howie on 14 days notice without cause.

         Joel B. Nagelmann joined the Company in April 1995, as President of the Company pursuant to an employment agreement providing for an annual salary of $200,000. Mr. Nagelmann is entitled to receive annual bonuses as of December 31 in each year of his employment, commencing in 1995, based upon a percentage of after-tax earnings of from 3% to 5% (depending on total revenues), subject to limits of from $200,000 to $343,200, to be paid one-half in cash and one-half in stock options. These bonus options vest one-half on the date of grant and one-half one year later. Mr. Nagelmann was also granted an option to purchase 200,000 shares of Common Stock of the Company at $2.50 per share vesting over five years at the rate of 20 percent per year beginning April 1995. Mr. Nagelmann may retain all options granted and all other rights for two years if his employment is terminated without cause.

         The Company's employment agreements impose non-competition and confidentiality obligations and provide for the assignment to the Company of all rights to any technology developed by the executive during the term of his employment. The Company has obtained "key man" insurance policies in the face amount of $200,000 on the life of Mr. Howie and $500,000 on the life of Mr. Nagelmann under which the Company is, in each case, the beneficiary.

REPORT ON EXECUTIVE COMPENSATION

         Compensation of Executive Officers

         The salaries paid during 1995 to the Company's executive officers were either (i) approved or ratified by the Board of Directors of the Company or
(ii) fixed pursuant to employment agreements approved by the Board. See "Executive Compensation-Employment Arrangements." The Board's approvals were based upon various subjective factors such as the executive's responsibilities, position, qualifications, individual performance and years of experience. In no such case did the Board undertake a formal survey or analysis of compensation paid by other companies.

         Certain executive officers received stock options during 1995 under the Company's 1991 Stock Option Plan for Officers and Key Employees (the "Stock Option Plan"). Options under the Stock Option Plan are either awarded by the Stock Option Committee, whose members are outside Directors, or are fixed by employment agreements approved by the Board. The Stock Option Committee awarded options under the Stock Option Plans in 1995 based upon the terms of employment agreements or upon various subjective factors such as the executive's responsibilities, individual performance and anticipated contribution to the Company's performance. The Stock Option Committee neither undertook a formal survey or analysis of options awarded by other companies nor, except to the extent provided for in employment agreements, established numerical targets or goals in determining these option awards.

         Compensation of the Chairman

         The salary of the Chairman, Jeffrey S. Ratner, is fixed pursuant to his employment agreement with the Company. See "Executive Compensation-Employment Arrangements." This employment agreement was negotiated by the Board of Directors. In the case of the salary negotiated under the employment agreement, the Board considered various subjective factors such as Mr. Ratner's responsibilities, qualifications and perceived contributions to the Company. However, the Board did not undertake a formal survey or analysis of salaries paid by other companies.

         Deductibility of Compensation

         Effective January 1, 1994, the Internal Revenue Service under Section 162(m) of the Internal Revenue Code will generally deny the deduction of compensation paid to executives to the extent such compensation exceeds $1 million per executive per year, subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162(m) limitation with respect to an executive will be exceeded and whether the Company's tax deductions for compensation paid in excess of the $1 million limit will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under the Stock Option Plan, the Stock Option Committee intends to comply to the extent practicable with the rules governing the Section 162(m) limitations so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, while it is not expected that compensation to executives of the Company will exceed the Section 162(m) limitation in the foreseeable future (and no officer of the Company received compensation in 1995 which resulted in the non-deductibility of such compensation to the Company under Section 162(m)), various relevant considerations will be reviewed from time to time, taking into account the interests of the Company and its shareholders, in determining whether to endeavor to cause such compensation to be exempt from the Section 162(m) limitation.

         Submission of Report

         This report on Executive Compensation is submitted by the members of the Board of Directors, Jeffrey S. Ratner, Robert D. Gries, Herbert G. Ratner, John W. Ryba and David H. Adler, except for Leon D. Harris who did not join the Board until November 13, 1996, and except with respect to options awarded under the Stock Option Plan, the report of which is submitted by the members of the Stock Option Committee, Robert D. Gries and David H. Adler.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following persons participated in compensation decisions made during 1995: Jeffrey S. Ratner, John W. Ryba, Herbert G. Ratner, Robert D. Gries and David H. Adler. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any of these individuals. See "Certain Transactions" for a description of certain transactions entered into by the Company and Jeffrey S. Ratner.

PERFORMANCE INFORMATION

         Set forth below in tabular form is a comparison of the total shareholder return (annual change in share price plus dividends paid, assuming reinvestment of dividends when paid) assuming an investment of $100 on the starting date for the period shown for the Company, the S & P 500 Index (a broad equity market index which includes the stock of companies traded on the American Stock Exchange) and the S & P Computer Software and Services Index (an index of manufacturers and distributors of and service providers for computer software and software systems). The return shown is based on the percentage change from December 31, 1990 through December 31, 1995.

                               [GRAPHIC OMITTED]

Company/Index                                  Dec 90       Dec91         Dec92        Dec93         Dec94        Dec95
-------------------------------------------  ----------- ------------  ------------ ------------  ------------ ------------
SULCUS COMPUTER CORP                             100         259.09        345.45       281.82         90.91       77.27
S&P 500 INDEX                                    100         130.47        140.41       154.56        156.60      215.45
S&P COMPUTER SOFTWARE &                          100         152.45        180.54       230.42        272.37      382.77
SERVICES INDEX

                               SECURITY OWNERSHIP

         As of November 20, 1996, there were 15,702,155 shares of the Company's Common Stock issued and outstanding. The following table sets forth the number and percentage of the Company's Common Stock known by management of the Company to be beneficially owned as of November 20, 1996 by (i) all shareholders who own 5% or more of the Company's Common Stock, (ii) all directors of the Company,
(iii) each current or former executive officer included in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated.

                                                          AMOUNT AND NATURE
NAME AND ADDRESS                                            OF BENEFICIAL
OF BENEFICIAL OWNER                                         OWNERSHIP(1)          PERCENTAGE OF CLASS
-----------------------------------------------------  -----------------------  ------------------------
Jeffrey S. Ratner                                            1,050,000(2)                  6.7%
Robert D. Gries                                                 55,000(3)                    *
John W. Ryba                                                    72,000(4)                    *
David H. Adler                                                  69,250(5)                    *
Leon D. Harris                                                   9,100(6)                    *
Herbert G. Ratner                                               40,500(7)                    *
Joel B. Nagelmann                                              108,079(8)                    *
H. Richard Howie                                                 7,200(9)                    *
William F. McLay                                               63,175(10)                    *


                                                          AMOUNT AND NATURE
NAME AND ADDRESS                                            OF BENEFICIAL
OF BENEFICIAL OWNER                                         OWNERSHIP(1)          PERCENTAGE OF CLASS
-----------------------------------------------------  -----------------------  ------------------------
Margaret Santone                                                7,220(11)                   *
Barry Logan                                                    66,824(12)                   *
Gary Campbell                                                  18,750(13)                   *
Jappe Kjaer                                                    74,867(14)                   *
Thomas Caudill                                                 16,000(15)                   *
Gerry Lau                                                               0                   *
All Directors and Executive Officers as a Group.                1,657,965                10.6%
(14 persons)
---------------------------------

* Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.

(1) For purposes of this table, shares are considered "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days.

(2) Mr. Ratner transferred 1 million of these shares in 1993 to an Irrevocable Trust established by Mr. Ratner as Settlor for the benefit of himself, his wife and his children. Mr. Ratner does not have or share investment control but retains voting control with respect to these shares of the Company. The Trustee is an independent Trustee unaffiliated with Mr. Ratner or any other beneficiary and has the discretionary power to allocate the shares of the Company in the Trust, or any proceeds from the sale of any such shares, in an amount to be determined by the Trustee in its sole discretion. Mr. Ratner disclaims beneficial ownership with respect to any shares held in such Trust which may be allocated by the Trustee for the benefit of any beneficiary of the Trust other than Mr. Ratner. The amount also includes 50,000 shares subject to an option, which is in the name of Mr. Ratner. Mr. Ratner's address is 41 North Main Street, Greensburg, Pennsylvania 15601.

(3) Includes 25,000 shares currently owned of record and 30,000 shares subject to an option.

(4)      Includes 72,000 shares subject to an option.

(5) Includes 18,000 shares owned of record and 51,250 shares subject to an option.

(6)      All 9,100 shares are owned of record.

(7) Includes 10,500 shares owned of record and 30,000 shares subject to an option.

(8) Includes 12,500 shares currently owned of record and 95,579 shares subject to an option.

(9)      Includes 7,200 shares subject to an option.

(10) Includes 15,175 shares currently owned of record and 48,000 shares subject to an option.

(11) Includes 20 shares currently owned of record and 7,200 shares subject to an option.

(12) Includes 900 shares currently owned of record and 65,924 shares subject to an option.

(13) Includes 2,750 shares currently owned of record and 16,000 shares subject to an option which will expire on November 30, 1996.

(14) Includes 66,867 shares currently owned of record and 8,000 shares subject to an option.

(15)     Includes 16,000 shares subject to an option.

                              CERTAIN TRANSACTIONS

         The Company has agreed, under certain circumstances, to provide loans to Joel B. Nagelmann, its President, in a gross amount of up to $197,000 for up to three years at the rate of 5% per annum. On October 27, 1995, the Company made a loan to Mr. Nagelmann in the principal amount of $100,000 at 5% interest. The principal amount of this loan and all accrued interest was paid in full on August 1, 1996; however, in connection with the foregoing loan agreement, the Company subsequently made an additional loan to Mr. Nagelmann, the outstanding amount of which, as of November 20, 1996, is $65,168, including accrued and unpaid interest. These loans were agreed to as part of Mr. Nagelmann's employment arrangements in April 1995 and were the result of arms length negotiations. The Company believes that the interest rate is on more favorable terms than Mr. Nagelmann could obtain elsewhere.

        In July 1994, the Company loaned $50,000 to Mr. Jappe Kjaer, pending the registration of the stock of the Company issuable to Mr. Kjaer under the terms of the agreement for the purchase of Lodgistix Scandinavia AS (now known as Sulcus Scandinavia AS). Mr. Kjaer was the principal shareholder of Lodgistix Scandinavia AS and remains its President. The note was repaid in May 1996 through the cancellation of 20,000 shares of the Company's stock issuable under the purchase agreement. Prior to the Company's acquisition of Lodgistix Scandinavia AS, Mr. Kjaer borrowed $20,000 from Lodgistix Scandinavia AS, all of which remains outstanding. These loans do not bear interest. The $50,000 loan to Mr. Kjaer was negotiated at arms length with Mr. Kjaer in connection with the Company's obligations to register shares of stock issuable to him. The $20,000 loan was made to Mr. Kjaer when he was the principal owner of Lodgistix Scandinavia, AS at a time prior to Sulcus' ownership of that company.

        In September 1993, the Company loaned $500,000 to Mr. Bernhard Mantel in exchange for a note bearing interest at 6% per annum, pending the registration of the stock of the Company issuable to Mr. Mantel under terms of the agreement for the purchase of Techotel, Inc. ("Techotel"). Mr. Mantel was the principal shareholder of Techotel and remains its Managing Director. The note was intended to be repaid upon the registration by the Company for the stock issuable to him. Based upon the nature of the note, it has been reflected as a reduction of equity. In May 1996, the Company and the former shareholder of Techotel agreed to the repayment of the note through the cancellation of 200,000 shares issuable under the purchase agreement.

       Sulcus' principal executive, and administrative operations are located at Sulcus Centre, 41 N. Main Street, Greensburg, Pennsylvania 15601, in a facility containing approximately 10,000 square feet. Sulcus leases this building under several leases, with a trust established by Sulcus' principal shareholder and Chairman, Jeffrey S. Ratner, expiring on various dates through September 30, 2001. Rent expense under these agreements was $225,391; $185,251 and $161,700 for the years ended December 31, 1995, 1994 and 1993, respectively. The annual rental commitment under these leases are $229,111 in 1996, $138,105 in 1997, $85,860 in 1998 and $90,144 in 1999, $91,947 in 2000, and $91,947 thereafter.
The leases renew automatically for additional two-year terms at a minimum rental rate of 2% over the prior year's amount, unless canceled by either party. While these leases were not the result of arms length negotiations, the Company believes that the aggregate rental commitment is similar to comparable properties in the area.

             RATIFICATION OF INDEPENDENT AUDITORS [PROPOSAL NO. 2]

       The Board of Directors of the Company has appointed Crowe, Chizek and Company as independent auditors to examine the financial statements of the Company for the fiscal year ending December 31, 1996, and directed that such appointment be submitted for ratification by the shareholders at the Annual Meeting.

       The affirmative vote of the majority of the shares represented at the Annual Meeting and entitled to vote is required for ratification. Management recommends the appointment of Crowe, Chizek and Company be ratified by shareholders.

       Representatives of Crowe, Chizek and Company are expected to be present at the Annual Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

           OTHER MATTERS TO COME BEFORE THE MEETING [PROPOSAL NO. 3]

       No other matters are intended to be brought before the meeting by Sulcus, nor does Sulcus know of any matters to be brought before the meeting by others. If other matters properly come before the meeting, the persons named in the proxy will vote the shares represented therein in accordance with the judgment of management on any such matters.

       Any shareholder of the Company wishing to submit a proposal for action at the Company's Annual Meeting of Shareholders to be held in 1997 and desiring the proposal to be considered for inclusion in the Company's proxy material relating thereto must provide a written copy of the proposal to the management of the Company at its principal executive office not later than July 15, 1997 and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals.

       UPON WRITTEN REQUEST TO THE COMPANY BY ANY SHAREHOLDER WHOSE PROXY IS SOLICITED HEREBY, THE COMPANY WILL FURNISH A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE TO THE SHAREHOLDER REQUESTING THE SAME. REQUESTS SHOULD BE DIRECTED TO THE ATTENTION OF MARGARET SANTONE, SECRETARY, AT 41 NORTH MAIN STREET, GREENSBURG, PENNSYLVANIA 15601.

By Order of the Board of Directors

Margaret Santone
Corporate Secretary

                                   PROXY CARD

                          SULCUS COMPUTER CORPORATION

             41 NORTH MAIN STREET, GREENSBURG, PENNSYLVANIA, 15601

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 20, 1996.

The undersigned hereby appoints Jeffrey S. Ratner, Margaret Santone, and Robert Sommer as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Sulcus Computer Corporation, held of record by the undersigned at the Annual Meeting of Shareholders to be held on December 20, 1996, or any adjournments thereof.

1.    ELECTION OF DIRECTORS

      D. Adler    R. Gries    H. Ratner    J. Ratner    J. Ryba    L. Harris

2. TO RATIFY the selection by the Board of Directors of CROWE, CHIZEK AND COMPANY as the Company's independent public auditors for 1996.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

Signature(s):                                           Date:
             ------------------------------------------      -----------------


Signature(s):                                           Date:
             ------------------------------------------      -----------------
                    (Signature if held jointly)

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.